EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interest of Named Experts and Counsel” and to the use of our report dated November 15, 2005 included in the Registration Statement on Form SB-2 and related Prospectus of Novori Inc. for the registration of shares of its common stock.

/s/ “Manning Elliott LLP”

MANNING ELLIOTT
CHARTERED ACCOUNTANTS
Vancouver, Canada
December 14, 2005